Exhibit 10.23

Dated 28 April 2003

(1)	INTER ONE LIMITED and INTER TWO LIMITED

(2)	THE INTERNATIONAL PETROLEUM EXCHANGE OF LONDON LIMITED

LEASE

OF
PART
(OFFICES)
Suite Ref 2.17 Quay Level
International House
1 St Katharine’s Way London E1

PENNINGTONS

BUCKLERSBURY HOUSE
83 CANNON STREET
LONDON
EC4N 8PE

REF: PMC/220 1933/620645

TEL: 0207 457 3000
FAX: 0207 457 3240
DX: 98946 CHEAPSIDE 2

Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[Graphics of Plan 1, Plan 2 and Plan 3]

THIS LEASE dated 28 April 2003 is made between the following parties:

(1)	INTER ONE LIMITED and INTER TWO LIMITED whose registered office is Pirouet House Union Street St Helier P0 Box 737 Jersey Channel Islands JE4 8ZQ registered under company numbers 80300 and 80311 respectively and whose address for service in England and Wales is Venture House 42-54 London Road Staines Middlesex TW18 4HF (“the Landlord”)

(2)	THE INTERNATIONAL PETROLEUM EXCHANGE OF LONDON LIMITED whose registered office is at International House 1 St Katharine’s Way London E1W 1UY registered in England under company number 1528617 (“the Tenant”)

1.	DEFINITIONS

In this Lease where the context allows:-

1.1	“1954 Act” means the Landlord and Tenant Act 1954

1.2	“1995 Act” means the Landlord and Tenant (Covenants) Act 1995

1.3	“Annual Rent” means the yearly rent payable from time to time by virtue of Clause 2.4.1

1.4	“Building” means the land and buildings known as International House London El and for the purpose of identification only edged red on plan 1

1.5	“CDM Regulations” the Construction (Design & Management) Regulations 1994

1.6	“Common Parts of the Building” means all footpaths yards halls passageways fire escapes staircases lifts landings and any other areas in the Building which are from time to time during the Term provided by the Landlord for use in common by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them

1.7	“Conduits” means all cisterns tanks water and supply pipes (including gas and oil pipes) gutters sewers drains soil pipes waste pipes watercourses culverts soakaways ducts conduits flues tubes and other conducting media and also wires and cables and optic fibres used for the transmission of electric current television radio telephonic telegraphic and other telecommunications and electronic signals and all fixings louvres cowls covers meters and other ancillary equipment or structures

1.8	“Connected Party” has the meaning given by Clause 5.7.2

1.9	“the Estate” means the estate known as St Katharine Docks the present extent of which is shown for identification only edged and hatched red on plan 3 including without prejudice to the generality thereof

1.9.1	the Conduits within the Estate

1.9.2	any seats sculptures bridges locks gates and associated equipment from time to time in on or over the Estate

1.9.3	the river walls and the locks

1.9.4	the communal areas basins and estate roads and footpaths within the Estate

1.10	“Group Company” means another company which is a member of the same group within the meaning of Section 42 of the 1954 Act (“the Group Company”) and “member of a group” has the meaning given by that section

1.11	“Interest” except where otherwise expressly stated means interest at the rate of 4% per annum above the base rate for the time being of National Westminster Bank Plc (or the base rate for the time being of such other London Clearing Bank as the Landlord designates for the purpose) or if there is no such base rate then such other comparable rate of interest specified by the Landlord from time to time

1.12	“Letting Unit” means an individual office suite or other unit of accommodation in the Building (other than any accommodation provided for a porter or caretaker) that is let or available for letting or otherwise exclusively occupied (or intended for letting or exclusive occupation) otherwise than solely in connection with the management of the Building or the provision of services to the Building

1.13	“Planning Acts” means the planning Acts as defined in Section 336 of the Town & Country Planning Act 1990 and all statutes containing provisions relating to town and country planning from time to time in force and all other statutes statutory instruments regulations rules and orders and directions included by virtue of Clause 5.11.11

1.14	“Premises” means the premises known as Suite Ref 2.17 on Quay Level of the Building for the purpose of identification only shown edged red on plan 2 and described (for the purpose of obligation as well as grant) in Part 1 of the First Schedule

1.15	“Rent” moans any of the rents reserved by Clause 2

1.16	“Rent Payment Days” mean respectively 25th March 24th June 29th September and 25th December in each year

1.17	“Retained Property” means all parts of the Building which are not from time to time Letting Units including (without prejudice to the generality of the foregoing):

1.17.1	the Common Parts of the Building

1.17.2	all Conduits in or serving the Building except any that exclusively serve any individual Letting Unit

1.17.3	those parts of the structure walls foundations and roofs which are not within the Premises nor would be included in the other Letting Units in the Building if they were let on the same basis as the Premises

1.18	“Service Charge” means the service charge calculated and payable in accordance with the Second Schedule

1.19	“service hours” means the hours beginning at 8 a.m. and ending at 6 p.m. on each day from Monday to Friday inclusive but excluding bank public or other national holidays or such other hours which the Landlord shall from time to time notify to the Tenant

1.20	“Supplemental Agreement” has the meaning given by clause 5.7.1

1.21	“VAT” means value added tax the tax as constituted by the Value Added Tax Act 1994 or any other similar tax imposed in addition to or in substitution (and unless otherwise expressly stated all references to rent or other monies payable by the Tenant are exclusive of any VAT charged or chargeable thereon)

2.	DEMISE AND RENT

2.1	The Landlord DEMISES the Premises to the Tenant TOGETHER WITH the rights set out in Part 2 of the First Schedule EXCEPTING AND RESERVING as set out in Part 3 of the First Schedule

2.2	TO HOLD the Premises to the Tenant from and including 29 September 2001 “the Term Commencement Date” for a term of years expiring on 24 December 2008 (determinable as provided in Clause 5.12)

2.3	Subject to the matters more particularly referred to in Part 4 and Part 5 of the First Schedule

2.4	YIELDING AND PAYING to the Landlord during the Term without any deductions or set off legal or equitable:

2.4.1	by equal quarterly payments in advance on the Rent Payment Days

(a)	from the Term Commencement Date to 28 September 2006 (both days inclusive) the yearly rent of [***] £[***]

(b)	from and including 29 September 2006 the yearly rent determined in accordance with Clause 7 the first payment to be made on the date of this Lease for the period beginning on the Term Commencement Date and ending on the day before the Rent Payment Day following the date of this Lease

2.4.2	by way of further or additional rent any VAT which is payable on the rents reserved by this Lease in accordance with Clause 3.2

2.4.3	by way of further or additional rent from time to time a sum equivalent to the gross premium payable for the insurance attributable to the

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Premises effected in accordance with Clause 4.2 such sum to be payable to the Landlord on demand

2.4.4	by way of further or additional rent from time to time the Service Charge

2.5	If any rent or any other sum due under this Lease is unpaid for more than fourteen days (whether formally demanded or not) the Tenant must pay Interest calculated on a daily basis on the amount unpaid from the date on which it was due until the date on which payment is made and to be payable to the Landlord on demand and recoverable as rent in arrear

2.6	If the Landlord refuses to accept any rent or any other sum so as not to waive any existing breach or alleged breach of covenant the Tenant must pay Interest calculated on a daily basis on the amount refused or unpaid from and including the date on which it was due to the date when payment is accepted by the Landlord and to be payable on demand and recoverable as rent in arrear

3.	TENANT’S COVENANTS

The Tenant COVENANTS with the Landlord:-

3.1	To Pay Rent

To pay the rents and Interest at the times and in the manner stated without any deduction or set off

3.2	To Pay Outgoings

3.2.1	To pay and discharge or indemnify the Landlord against all rates (including water rates) taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description) which are now or at any time during the Term assessed charged or imposed upon the Premises or the owner or occupier and whether of an existing or novel nature except tax (other than VAT) payable by the Landlord on the Rent or occasioned by any disposition or dealing with the ownership of the reversion to this Lease

3.2.2	To pay all charges incurred relating to water gas electric current power and telecommunications and other services supplied to the Premises (including all standing charges and meter rents)

3.2.3	Where VAT is chargeable on Rent or any other supply (as defined in the VAT legislation) made by the Landlord to the Tenant that supply is exclusive of VAT and the Tenant is to pay VAT in addition to the amount of the supply

3.2.4	Where the Tenant is to reimburse the Landlord (or any other party) any expenses incurred and the reimbursement is not a supply to the Tenant for the purposes of VAT to pay an amount equal to any VAT charged to the extent that the Landlord is unable to recover that VAT as an input

3.2.5	For the avoidance of doubt the Landlord is under no duty to make or not to make any election or exercise or not exercise any right conferred on it by the statutes relating to VAT so as to reduce or avoid any liability to VAT referred to above

3.2.6	In the event of the Landlord from time to time agreeing (in its absolute discretion) to supply services referred to in Clauses 4.4.2 and 4.4.3 outside the service hours following request from the Tenant to that effect the Tenant shall pay the Landlord for the use thereof

3.3	To Repair

At all times during the Term (whether or not the Landlord has served notice requiring the Tenant so to do) to keep the Premises in good and substantial repair and condition appropriate to the standard expected of a high class office building in the City of London (except where damage results from any of the risks against which the Landlord has insured under Clause 4.2 unless payment of any of the insurance moneys are refused by reason of any act neglect or default of the Tenant)

3.4	To Redecorate

Without prejudice to Clause 3.3 at all times during the Term to keep the Premises in good decorative condition appropriate to the standard expected of a high class office building in the City of London and

3.4.1	in every fifth year of the Term and in the last year of the Term in a proper and workmanlike manner to prepare and then paint all the inside parts of the Premises where previously or usually painted with two coats at least of good quality paint and at the same time and in like manner to wash varnish paper and otherwise decorate or treat the parts previously or usually so decorated or treated

3.4.2	the tints colours and patterns of all works of decoration effected in the last year of the Term are to be approved by the Landlord. Such approval not to be unreasonably withheld or delayed.

3.5	Fixtures and Fittings and Cleaning

Without prejudice to Clause 3.3

3.5.1	to maintain in good and serviceable condition the Landlord’s fixtures and fittings in the Premises and replace any which become worn out lost or unfit for use by substituting others of a like or more modern nature

3.5.2	to clean the interior of the windows of the Premises regularly and at least once a month taking all necessary precautions to avoid damage to the window frames and making good forthwith any such damage

3.5.3	to clean the Premises regularly and to maintain them at all times in a clean and tidy condition

3.6	To Yield Up

At the end of the Term:

3.6.1	unless the Landlord otherwise requires to remove all trade or tenants fixtures and fittings and to reinstate the Premises to the satisfaction of the Landlord following their removal

3.6.2	unless the Landlord otherwise requires to remove all alterations made to the Premises since 9 September 1994 (whether or not they have been authorised by the Landlord) and to reinstate the Premises making good any damage caused to the Premises by their removal to the satisfaction of the Landlord

3.6.3	unless the Landlord otherwise requires to reinstate the Premises to the satisfaction of the Landlord by the removal of the works of alteration authorised by the Licence to Alter made between Clipper Investments Limited (1) and the Tenant (2) on 4 April 1995

3.6.4	quietly to yield up the Premises and all fixtures and fittings (trade or tenants fixtures and fittings only excepted) in that state and condition which is in all respects consistent with a full and due performance by the Tenant of its obligations under this Lease

3.7	Condition at End of Term

If at the end of the Term the Premises are not in the state and condition in which they should be having regard to the Tenant’s obligations the Tenant must (if required by the Landlord) pay to the Landlord on demand as a debt due to the Landlord such sum as is certified by the Landlord’s surveyor to represent in its opinion the aggregate of

3.7.1	the cost of putting the Premises into that state and condition (including without limitation all professional fees incurred) and

3.7.2	the Annual Rent and Service Charge that would have been payable if the Term had been extended for such period as would be reasonably necessary to put the Premises into that state and condition on the assumption that such works are carried out with due expedition

3.8	Tenant’s Possessions

If following the end of the Term any of the Tenant’s possessions remain on the Premises and the Tenant fails to remove them within seven days after being requested in writing by the Landlord to do so or if after using all reasonable endeavours the Landlord is unable to make such a request to the Tenant within 14 days from the first attempt:

3.8.1	the Landlord may as the agent of the Tenant sell the possessions and the Tenant indemnifies the Landlord against any liability incurred by it to any third party whose possessions have been sold by the Landlord in the mistaken belief (which will be presumed) that the possessions belonged to the Tenant

3.8.2	if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord is entitled to retain any proceeds of sale unless the Tenant claims them within 90 days of the end of the Term and

3.8.3	the Tenant will be responsible for and will indemnify the Landlord against any damage caused to the Premises by the possession and any losses suffered by the Landlord directly or indirectly as a result of the presence of the possessions on the Premises after the end of the Term

3.9	To repair on notice

3.9.1	To permit the Landlord at all reasonable times on reasonable prior notice (except in emergency) to enter and inspect the Premises to take a schedule of fixtures and fittings and generally to monitor the performance by the Tenant of its obligations under this Lease

3.9.2	If the Landlord or its agents or surveyors gives to the Tenant (or leaves on the Premises) notice of any repairs maintenance or decoration which the Tenant has failed to carry out or of any other failure by the Tenant to comply with its obligations under this Lease to repair clean and decorate the Premises and/or remedy such failure in accordance with the notice within a period of two months from the date of the notice (or sooner if reasonably required)

3.9.3	If the Tenant does not commence and proceed diligently within that period with the works needed to comply with the notice to permit the Landlord to enter the Premises and carry out the works at the expense of the Tenant and to pay to the Landlord on demand the proper expenses of such works (including all legal costs surveyor’s and other fees) which (if not repaid) shall be recoverable by the Landlord as rent in arrear

3.10	To permit entry for repair etc

To permit the Landlord and the tenants and occupiers of any adjoining or neighbouring premises with or without workmen together with any necessary materials tools or other equipment at reasonable hours and upon giving reasonable notice (except in emergency) to enter the Premises for any of the following purposes:-

3.10.1	complying with statutory requirements inspecting carrying out repairs in or upon the Premises or (where it would be impracticable or uneconomical for the Landlord to carry out such building works repairs or alterations without so entering) carrying out building works repairs or alterations to or upon any other parts of the Building or any adjoining or neighbouring premises

3.10.2	inspecting laying connecting cleansing emptying repairing renewing altering or improving the Conduits belonging to or serving any other parts of the Building or any adjoining or neighbouring premises

3.10.3	constructing any building or structure on any adjoining or neighbouring premises

3.10.4	performing the obligations of the Landlord in this Lease or the lease of any other Letting Unit the person so entering is to give reasonable notice (except in emergency) do as little damage as practicable and make good in a reasonable manner all damage caused to the Premises as quickly as reasonably practicable

3.11	To pay costs

To pay to the Landlord within 14 days of demand on an indemnity basis all costs charges fees and other expenses (including legal costs and surveyor’s and other professional fees) properly incurred by the Landlord (or which otherwise would be payable by the Landlord) in contemplation of or in connection with or arising out of

3.11.1	the preparation and service on the Tenant of any notice (whether statutory or otherwise) and including the preparation of any schedule to accompany such notice in relation to any breach of any covenant by the Tenant (and without prejudice to the generality of the foregoing any notice and schedule relating to the state and condition of the Premises served at or after the end of the Term including the cost of any certificate under Clause 3.7)

3.11.2	any proceedings relating to the Premises under Section 146 or 147 of the Law of Property Act 1925 (even if forfeiture is avoided otherwise than by relief granted by the Court)

3.11.3	the recovery of rent or other sums due from the Tenant

3.11.4	any application to the Landlord for any consent or approval required under this Lease whether or not this is granted or acted upon or any application is withdrawn

3.11.5	any matter or thing required to be done or arising out of the Tenant’s covenants and in relation to any of the above matters the Landlord is entitled to charge a reasonable fee for any work done by the Landlord itself by any associated or subsidiary company of the Landlord or by its or their employees

3.12	User

3.12.1	Not at any time to use the Premises for any illegal or immoral purpose or for any purpose which may infringe any statute for the time being in force

3.12.2	Not to use the Premises as sleeping accommodation or for residential purposes nor to keep any animal fish reptile or bird on the Premises

3.12.3	Not to do or carry on at the Premises any offensive noisy or dangerous act trade business manufacture occupation or thing

3.12.4	Not to use the Premises for the business of a turf commission agent betting office or money lender or a club or for any sale by auction

3.12.5	To use the Premises only as business or professional offices

3.12.6	Not to:

(a)	use any loud speaker television set radio sound equipment or other devices so as to be heard outside the Premises

(b)	install or use in the Premises any machinery or apparatus causing noise or vibration which can be heard or felt outside the Premises or which may cause damage

(c)	keep any materials of a dangerous combustible or explosive nature in the Premises

3.12.7	To ensure that at all times both the Landlord and the local police have written details of the name address and home telephone number of at least two key holders to the Premises

PROVIDED that the Tenant acknowledges that nothing in this Lease nor any approval or consent given by the Landlord now or at any time during the Term shall imply represent or warrant that the Premises may be lawfully used for any particular use under the Planning Acts or any other statute

3.13	Alterations

3.13.1	Save insofar as has already been carried out at the date of this Lease (but without prejudice to Clause 3.6) not to:-

(a)	unite the Premises with any adjoining premises

(b)	make any external alterations to the Premises

(c)	cut maim sever pierce or alter the roof the piling the foundations or any floor slabs load bearing walls timbers columns girders beams of the Premises or the Building nor carry out any works alterations or additions of a structural nature or of a nature which would adversely affect the air conditioning and/or the electrical installations in the Building except insofar as this is necessary to comply with the Tenant’s obligations to keep the Premises in repair or is a necessary consequence of any alterations to which the Landlord gives its consent under clause 3.13.2 and is approved by the Landlord when giving that consent in accordance with clause 3.13.2

(d)	erect or build any new additional or substituted building or structure upon the Premises

3.13.2	Not to:-

(a)	make any alterations or additions to the Landlord’s fixtures and fittings or the Conduits forming part of and exclusively serving the Premises

(b)	make any internal additions or alterations of a non-structural nature to the Premises without the written consent of the Landlord (such consent not to be unreasonably withheld) nor except in accordance with plans and specifications previously submitted to and approved by the Landlord and to the satisfaction of the Landlord and subject always to the provisions of sub-clause 3.13.3

3.13.3	Where any consent is given under this Clause 3.13 the Tenant before commencing any works must enter into a licence for such alterations with the Landlord in such terms as the Landlord acting reasonably may require

3.13.4	Notwithstanding Clause 3.13.2 the Tenant may without any consent from the Landlord erect or alter or remove any internal demountable partitioning which does not in any way affect the structure of the Premises or adversely affect the air handling systems in the Premises and which shall be treated as a tenant’s fixtures subject to the Tenant:-

(a)	giving the Landlord not less than 28 days notice in writing of its intention to carry out any such works together with plans and specifications

(b)	carrying out such works in a good and workmanlike manner and in accordance with any necessary permission consent or approval required under statute

(c)	reinstating the Premises to their former state and condition on or before the end of the Term unless the Landlord by notice in writing requests the Tenant to do otherwise

3.13.5	To inform the Landlord of the cost of any alterations or additions carried out by the Tenant (except any which are trade or tenant’s fixtures or fittings) as soon as practicable and so that the Landlord will not be liable for any failure to effect any necessary increase in the amount for which the Premises are insured unless the Tenant has provided that information

3.13.6	In all cases where the CDM Regulations apply to any works carried out to the Premises (whether or not the Landlord’s consent is required for them under Clause 3.13) the Tenant shall:

(a)	comply in all respects with the CDM Regulations and procure that any person involved in carrying out such works complies with the CDM Regulations and

(b)	where appropriate act as the client in respect of those works and at the request of the Landlord serve a declaration to that effect on the Health and Safety Executive under regulation 4 of the CDM Regulations and give a copy of it to the Landlord

(c)	maintain and make the Health and Safety File available to the Landlord for inspection when reasonably requested

3.13.7	If the Tenant fails to provide any information which it is required to provide under Clause 3.13.6 to allow the Landlord to enter the Premises to carry out any inspection and investigation necessary for the Landlord to make a complete record of the works and to obtain any other information which the Health and Safety File should contain and to pay all costs and expenses incurred by the Landlord within 7 days of demand

3.14	Aerials and Signs

3.14.1	Not to exhibit any sign fascia notice or advertisement on the outside of the Premises or so as to be visible outside the Premises other than a sign showing the Tenant’s name in the position specified by the Landlord in the entrance to the Building and outside the Premises subject to that sign being of a size design layout and materials specified by the Landlord

3.14.2	To comply with the Town and Country Planning (Control of Advertisement) Regulations 1992 or any regulations amending or replacing them

3.14.3	Not to erect any pole mast aerial or dish on the outside of the Premises

3.14.4	At the end of the Term to remove any sign fascia notice or advertisement and make good any damage caused to the satisfaction of the Landlord

3.15	To comply with the Planning Acts

3.15.1	To comply with the Planning Acts and any planning permissions relating to or affecting the Premises and to indemnify and keep the Landlord indemnified against all actions proceedings claims demands losses costs expenses damages and liability whatsoever in consequence of any non-compliance

3.15.2	Not to make any application for planning permission relating to the Premises or carry out any Development

3.15.3	For the purposes of Clause 3.16 “Development” has the meaning given in the Planning Acts

3.16	To comply with statutes

Without prejudice to Clause 3.14:

3.16.1	to execute and do all such acts matters works or things relating to the Premises or the Tenant’s use or occupation of the Premises as may during the Term be required in order to comply with any statute or the requirements of any government department local or other authority or court of competent jurisdiction (including but without limitation the Planning Acts the Factories Act 1961 the Offices Shops and Railways Premises Act 1963 the Fire Precautions Act 1971 the Health and Safety at Work etc. Act 1974 and the Environmental Protection Act 1990) whether or not the requirements are imposed on the lessor the lessee or the occupier of the Premises

3.16.2	in default of compliance to permit the Landlord to enter the Premises and comply with such requirements

3.16.3	to indemnify the Landlord from and against all loss damage proceedings costs charges and expenses in consequence of any such requirements or of any non-compliance by the Tenant

3.16.4	within seven days of receipt by the Tenant of any notice or order or proposal for a notice or an order issued to the Tenant or served on the Premises by any government department local or other authority or court of competent jurisdiction under any statute to give full particulars to the Landlord and without delay to take all reasonable or necessary steps to comply with any notice or order and also at the request of the Landlord and the cost of the Tenant to make or join with the Landlord in making any objection or representation against any notice order or proposal which the Landlord deems expedient

3.17	Encroachments

3.17.1	Not to stop up darken obstruct injure or impair any windows lights or easements belonging to the Premises or to any buildings on any part of the Premises

3.17.2	Not to permit any new window light opening doorway path passage drain or other encroachment or easement to be made or acquired against or upon the Premises and if any window light opening doorway path passage drain or other encroachment or easement is made or attempted to be made to give immediate notice to the Landlord and at the request of the Landlord to adopt such means as may be reasonably required for preventing such encroachment or the acquisition of such easement

3.18	Occupation and possession

3.18.1	Except as permitted by Clauses 3.19 and 3.20:

(a)	not to hold the Premises on trust for another (except where the Tenant comprises four individuals carrying on business in partnership with others at the Premises and holds the Premises on trust for the remaining partners)

(b)	not to part with or share the possession or occupation of the whole or any part of the Premises

(c)	not to permit another to occupy the whole or any part of the Premises

3.18.2	Not to assign or charge part only of the Premises nor to underlet the whole or any part of the Premises

3.18.3	Notwithstanding Clause 3.18.1 where the Tenant is a company it may share the occupation of the Premises with another Group Company for so long as the following conditions are satisfied:

(a)	the Group Company and the Tenant remain members of the same group

(b)	the Group Company occupies the Premises as licensee only and no relationship of landlord and tenant subsists between the Tenant and the Group Company

(c)	the Tenant notifies the Landlord in writing of the identity of any Group Company occupying the Premises and any change in occupation

3.19	Assignment

3.19.1	The Tenant may not assign the Premises:

(a)	to a Non-Qualifying Assignee as defined in Sub-clause 3.19.2

(b)	(where the Tenant is a company) to another Group Company other than to the ultimate parent company of the group of which the Tenant is a member

(c)	(where the assignee comprises individuals carrying on business in partnership) unless the assignment is to four partners in that partnership (or to all the partners if there are less than four partners)

(d)	if any Prohibited Circumstances referred to in Sub-clause 3.19.3 apply

(e)	without complying with sub-clause 3.19.4

3.19.2	A Non-Qualifying Assignee is an assignee which falls into any of the following categories:

(a)	a company incorporated outside the United Kingdom which is not registered at Companies House in accordance with Schedule 21A or Section 691 of the Companies Act 1985

(b)	an assignee with sovereign diplomatic or consular immunity or privilege (except where that immunity or privilege could not be claimed in relation to the obligations of the Tenant under the Lease)

(and if an assignee comprises more than one party it is the case that all those parties fall into one or more of those categories)

3.19.3	Prohibited Circumstances are any of the following which apply:

(a)	the Tenant (or any undertenant or permitted occupier) has made application for consent or approval under the Lease for alterations underletting or any other matter requiring the Landlord’s consent or approval under the Lease or the parties have agreed terms for variation of the Lease (“the Arrangements”); and

(i)	the documentation recording the Arrangements has not been completed; and either

(ii)	the Arrangements are contemplated for the purpose of rectifying regularising or authorising a subsisting or prior breach of the Tenant’s obligations under the Lease; or

(iii)	(in any other case) the Tenant has not withdrawn the application or (as the case may be) its agreement to the proposed variation

(b)	there are subsisting arrears of Rent or any other sums due under the Lease

3.19.4	The parties agree that

(a)	any consent given by the Landlord to an application for consent to an assignment may be given subject to a condition that any or all of the Conditions Precedent referred to in Sub-clause 3.19.5 which are capable of applying to the assignment are complied with

(b)	the Landlord is entitled to withhold consent for an assignment because circumstances other than those referred to in Clause 3.19.3 apply where it would be reasonable to withhold consent or to grant consent subject to conditions other than those referred to in Clause 3.19.5 where to impose such conditions would be reasonable

3.19.5	The Conditions Precedent are the following:

(a)	(in the case of any assignment to the partners in a partnership which has more than four partners) that all the partners who do not comprise the assignee covenant jointly and severally by deed to observe and perform the obligations as tenant under the Lease (together with any other obligations which the Landlord lawfully imposes as a condition of giving consent to the assignment) in substantially the form set out in Clause 6 or in such other form as the Landlord may reasonably require

(b)	that the Tenant (and any former tenant as defined by Section 16(6) of the 1995 Act) enters into an authorised guarantee agreement guaranteeing the performance by the assignee of its obligations as tenant under the Lease (together with any other obligations which the Landlord lawfully imposes as a condition of giving consent to the assignment) in substantially the form set out in Clause 6 or in such other form as the Landlord may reasonably require provided that it complies with the requirements set out in Section 16 of the 1995 Act

(c)	that any bank guarantee rent deposit guarantee or other security arrangements which the Landlord has lawfully required as a condition of giving consent to the assignment are completed and documented

(d)	(where the assignee is a company incorporated outside the United Kingdom) the assignee covenants with the Landlord to maintain its registration at Companies House in accordance with Schedule 21A or Section 691 of the Companies Act 1985 (and in addition to that covenant) irrevocably appoints an agent in the United Kingdom to accept service on its behalf of any notice or proceedings served or issued arising out of or in connection with the provisions of this Lease and undertakes with the Landlord to appoint another agent in its place if for any reason the agent previously appointed ceases to be able or willing to act or is no longer in the United Kingdom

(e)	any assignee covenants by deed (jointly and severally if more than one) directly with the Landlord to observe and perform the Tenant’s covenants and other provisions of this Lease

3.19.6	Subject to the foregoing provisions of this Clause 3.19 not to assign the Premises (including any interest deriving out of this Lease however remote) without the previous consent in writing of the Landlord such consent not to be unreasonably withheld or delayed

3.20	Charging

Not to charge the Premises (including any interest in the Premises deriving out of this Lease however remote) without the previous consent in writing of the Landlord (which will not be unreasonably withheld or delayed)

3.21	Notification of dealings

3.21.1	Within one month of any assignment charge or any other disposition or devolution affecting the Premises to give written notice to the Landlord or its solicitors to produce a certified copy of any relevant document for registration by the Landlord and to pay a reasonable fee (being not more than Fifty Pounds plus VAT) for the registration of each assignment charge or other instrument registered

3.21.2	To supply to the Landlord or its surveyors within one month of any request full details of all interests deriving out of the Term including in relation to each interest all information of the type referred to in Section 40(1)(a) and (b) of the 1954 Act

3.22	Notice of Reletting and Sale

3.22.1	To permit the Landlord at any time during the last six months of the Term to enter the Premises to fix and retain upon any suitable part of the Premises a notice for reletting and during that period to permit persons with the authority of the Landlord or its agents to view the Premises at reasonable times on prior written notice

3.22.2	To permit the Landlord at any time during the Term to eater the Premises to fix and retain on any suitable part of the Premises a notice for sale of any interest superior to the Lease and to permit at reasonable times and upon reasonable prior notice agents or prospective purchasers of any interest superior to the Lease to view the Premises provided they are authorised by the Landlord or its agents

3.23	Insurance

3.23.1	Not to do or omit anything which could cause any insurance relating to the Premises the Building or any adjoining or neighbouring premises belonging to the Landlord to become void or voidable or (unless the Tenant has previously notified the Landlord and the Insurers and has agreed to pay the increased premium) anything which could increase the rate of premium payable for such insurance and to repay to the Landlord any increased or additional premium which may he required for effecting or keeping up such insurance

3.23.2	To give written notice to the Landlord immediately on becoming aware of any circumstances or events which might affect any insurance relating to the Premises or the Building or affect the decision of any insurer to grant or continue the insurance which the Landlord covenants to effect

3.23.3	If the Premises or any part are destroyed or damaged to give notice to the Landlord as soon as such destruction or damage comes to the notice of the Tenant

3.23.4	If the Premises the Building or any adjoining or neighbouring premises or any part thereof respectively are destroyed or damaged by any of the risks against which the Landlord has insured and the insurance money is wholly or partly irrecoverable by reason solely or in part of any act neglect or default of the Tenant the Tenant will pay to the

Landlord the whole or (as the case may require) a fair proportion of the cost (including professional and other fees) of rebuilding and reinstatement

3.24	Fire Precautions

3.24.1	To comply with the requirements and recommendations of the fire authority the insurers of the Premises and the proper requirements and recommendations of the Landlord in relation to fire precautions affecting the Premises

3.24.2	To keep the Premises supplied and equipped with such fire alarm smoke detection fire fighting and extinguishing appliances and equipment as are required by any statute the fire authority or the insurers of the Premises or as are reasonably required by the Landlord and such appliances are to be open to inspection and maintained to the reasonable satisfaction of the Landlord

3.24.3	Not to obstruct the access to or means of working of any fire alarm smoke detection fire fighting and extinguishing appliances and equipment or the means of escape from the Premises in case of fire or other emergency

3.25	Not to cause nuisance

Not to do at the Premises or in any other part of the Building and/or the Estate anything which may be or become a nuisance annoyance damage or disturbance to the Landlord its tenants or the owners or occupiers of any adjoining or neighbouring premises

3.26	Not to overload

Not to overload the structure of the Premises and in particular:

3.26.1	not to place any excessive load on the floors of the Premises and

3.26.2	not to suspend any excessive weight from any of the floor beams joists or roof members of the Premises

3.26.3	not to bring in any safe or other heavy article without first obtaining the approval of the Landlord which shall not be unreasonably withheld or delayed to its siting in the Premises

3.26.4	not to bring in or remove any furniture or bulky articles from the Premises between the hours of nine o’clock in the morning and six o’clock in the afternoon except with the prior written approval of the Landlord which shall not be unreasonably withheld or delayed where no significant interference or disturbance is likely to be caused to the occupiers of the Building

3.27	Not to obstruct or cause pollution

3.27.1	Not to obstruct the Common Parts of the Building including (without limitation) any landing corridor staircase hall lavatory or water closet in the Building

3.27.2	Not to discharge into the sewers drains or watercourses serving the Premises any noxious or deleterious effluent or other substance which may block or damage them or cause pollution

3.28	Not to overload services

In relation to the electrical gas heating or air handling systems in the Premises not to:

3.28.1	attach any appliances so as to overload the current or supply

3.28.2	interfere with alter or add to such systems without the previous written consent of the Landlord which consent shall not be unreasonably withheld or delayed

3.28.3	employ any person or persons other than the engineers or other persons approved from time to time by the Landlord acting reasonably to make any alterations or additions

3.29	Cleaning

To employ in relation to the Premises only those office or window cleaners approved by the Landlord such approval not to be unreasonably withheld or delayed

3.30	Common Parts of the Building

3.30.1	Not to misuse overload damage or interfere with any lift in the Building and in particular:

(a)	not to exceed either the permitted number of persons or weightload

(b)	not to use any lift for the carrying of goods other than the lift specified for that purpose by the Landlord

(c)	to comply with the Landlord’s reasonable and proper requirements in relation to use of the goods lift

3.30.2	At all times to take all necessary steps to prevent any damage to the Common Parts of the Building including (but without limitation) when bringing in or removing goods furniture or luggage from the Premises

3.30.3	To use any lift entrance passage and staircase lavatories and water closets in the Common Parts of the Building in a careful manner and to make good any damage caused by improper or careless use

3.30.4	To keep all entrances passages and staircases in the Common Parts of the Building clear and free from obstruction at all times

3.31	Defective Premises

To give notice immediately to the Landlord of any defect in the Premises or the Building which might give rise to a liability or duty on the Landlord under this Lease the Defective Premises Act 1972 or otherwise and to display all notices which the Landlord may reasonably require

3.32	Regulations

3.32.1	To observe and perform to the rules and regulations set out in the Third Schedule as well as any arising pursuant to Clause 3.32.2

3.32.2	To observe and perform any regulations made by the Landlord from time to time for the better management and control of the Building in the interests of good estate management

3.33	Rateable Occupation

At all times during the last year of the Term to keep the whole of the Premises in rateable occupation and to keep the Landlord indemnified against all general business and other rates payable by the Landlord for any part of the period of six months immediately following the end of the Term by reason of any breach of this Clause 3.33

3.34	Indemnity

During the Term and any subsequent period during which the Tenant may remain in possession of the Premises to be responsible for and to indemnify the Landlord against all losses claims demands actions proceedings liabilities costs charges and expenses resulting directly or indirectly from:

3.34.1	Any act neglect or default of the Tenant

3.34.2	Any breach by the Tenant of the provisions of this Lease

3.34.3	Any obligation to abate a nuisance or to remedy any other matter in connection with the Premises in obedience to a notice served by a local or public authority

3.35	Covenants

3.35.1	To comply with all restrictive and other covenants and provisions affecting the Premises and in particular (but without prejudice to the generality of the foregoing) the matters contained in or referred to in the documents set out in Part 4 of the First Schedule so far as the same are still subsisting and capable of taking effect

3.35.2	To perform and observe all the covenants on the part of the lessee contained in the Headlease set out in Part 5 of the First Schedule so far as they relate to the Premises and are not expressly assumed by the Landlord in this Lease

3.36	Landlord’s Covenants

The Tenant shall not unreasonably withhold or delay its consent to any application for the release of a covenant made by the Landlord (or any former Landlord) under Section 6 or 7 of the 1995 Act

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant

4.1	Quiet Enjoyment

(Subject to the Tenant paying the rents and other sums due and complying with its obligations under this Lease) to permit the Tenant to hold the Premises peaceably for the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it

4.2	Insurance

To insure (unless the insurance is vitiated by any act neglect or default of the Tenant):

4.2.1	the Building (including any authorised additions and alterations) and all Landlord’s fixtures and fittings of an insurable nature including the glass (other than those which the Tenant or any person deriving title under the Tenant is entitled to remove) against fire storm tempest flood lightning explosion aircraft (or other aerial device) articles dropped from them riot civil commotion malicious damage impact bursting and overflowing of water tanks and apparatus and pipes and any additional risks which the Landlord reasonably decides in a sum determined by the Landlord as being the full reinstatement cost including architects surveyors and other fees the cost of debris removal demolition shoring site clearance any works that may be required by statute and incidental expenses and having regard to any possible delay in the commencement and carrying out of such reinstatement

4.2.2	(to the extent to which they are not covered by sub-clause 4.2.1) any lifts boilers plant and equipment in the Building now or at any time against third party liability and any other risks and perils which the Landlord decides from time to time

4.2.3	the third party liability of the Landlord in connection with the Building including the acts neglects or defaults of the Landlord its servants or agents insofar as such liability is insurable at any time and is not covered by sub-clauses 4.2.1 or 4.2.2

4.2.4	four years (or any longer period which the Landlord acting reasonably deems appropriate) loss of Annual Rent

4.2.5	the Landlord’s obligation to insure is subject

(a)	in relation to any particular risk to insurance for that risk being ordinarily available with a reputable insurer for property such as the Building

(b)	to such excesses exclusions or limitation as the Landlord’s insurers may require or the Landlord acting reasonably agrees

4.3	Reinstatement

If and whenever the Premises are damaged or destroyed by any of the risks against which the Landlord is obliged to insure or has insured when lawful to do so to apply all insurance moneys received (other than in respect of loss of Annual Rent Service Charge and third party liability) towards reinstating so far as practicable the Premises (but subject to the Tenant’s compliance with the provisions of Clause 3.25) PROVIDED that if any national local public or other authority lawfully refuses permission or otherwise lawfully prevents reinstatement the insurance monies (so far as unapplied) shall belong to the Landlord absolutely and provided further that the Landlord is not obliged to rebuild or reinstate the Premises to its previous specification and layout so long as it is of substantially the same size and quality as the Premises so as to provide property reasonably equivalent to the Premises and thereafter all the covenants and conditions of this Lease shall apply to such property so far as applicable as they applied to the

Premises (the parties making such variations to the terms of this Lease as the Landlord shall reasonably require to give effect to this provision)

4.4	Repair

4.4.1	To use its best endeavours to keep the structure and exterior of the Building in tenantable repair

4.4.2	during the service hours to provide heat and air conditioning by means of the existing installations in the Premises

4.4.3	during the service hours to provide a supply of hot and cold water to the lavatories in the Building

4.4.4	to procure the services set out in the Second Schedule to this Lease

5.	PROVISOS AND AGREEMENTS

The Parties agree that:-

5.1	Re-entry

If and whenever during the Term:

5.1.1	the Annual Rent or any sums of money reserved or payable as rent are unpaid in part or in whole for twenty-one days after becoming due (whether formally demanded or not) or

5.1.2	the Tenant at any time fails or neglects to perform any of its obligations in this Lease or in any document supplemental to this Lease or

5.1.3	the Tenant or any Guarantor (being a Company) has a receiver manager administrative receiver or provisional liquidator appointed has a petition presented for its winding up by the Court or resolves to go into liquidation (except a voluntary liquidation of a solvent company for the purposes of reconstruction) or has a petition presented for an Administration Order or is struck off or dissolved or otherwise ceases to maintain its corporate existence or

5.1.4	the Tenant or any Guarantor (being an individual or individuals) becomes bankrupt or

5.1.5	the Tenant makes or proposes an arrangement or composition with its creditors or suffers any distress or execution to be levied on its goods the Landlord may enter the Premises (or any part of it) at any time thereafter even if a previous right of re-entry has been waived and upon that entry the Term will end (but without prejudice to any right of action which has accrued to the Landlord for breach of any of the provisions of the Lease including the breach under which the re-entry is made)

5.2	Suspension of Rent

If the Premises or any part are damaged or destroyed by any of the risks insured against by the Landlord so as to be unfit for occupation or use and the insurance is not vitiated or payment of the insurance moneys refused wholly or in part through any act neglect or default of the Tenant the Annual Rent or a fair proportion according to the nature and extent of the damage sustained will cease to payable for a period of four years from the date of damage or destruction (or such longer period for which the Landlord has effected loss of rent insurance) or until the Premises are again fit for occupation or use by the Tenant whichever is the shorter period

5.3	Landlord’s Liability

5.3.1	The Landlord shall not be responsible over and above its liability under the Occupiers Liability Acts 1957 and 1984 to the Tenant any undertenant or any person in the Premises with its or their consent (express or implied) for any accident happening or injury suffered or damage to or loss of any chattel or property sustained there

5.3.2	Notwithstanding anything in this Lease the Landlord will not be liable to the Tenant nor any person or persons in the Premises in respect of any interruption or failure of any of the services provided by the Landlord or supplies of any public utility caused by the need to carry out repairs or alterations or circumstances beyond the Landlord’s its employees or agents control except in so far as the same may be covered by the insurance effected by the Landlord in accordance with clause 4.2 hereof

5.4	Adjoining Premises

5.4.1	Each of the Tenant’s obligations under this Lease will remain in full force (both at law and in equity) even if the Landlord has waived or released (temporarily or permanently revocably or irrevocably or in any other way) a similar obligation or obligations affecting other parts of the Building and/or adjoining or neighbouring premises belonging to the Landlord

5.4.2	Nothing in this Lease confers on the Tenant benefit of or the right to enforce any covenant or agreement contained in any lease or other instrument relating to any other premises belonging to the Landlord or limits or affects the right of the Landlord to deal with those premises now or at any time in any manner which the Landlord thinks fit

5.4.3	The Landlord or the owners of any adjoining or neighbouring premises may deal with the Building or any of such premises as it or they think fit and may at any time carry out any works (whether of construction demolition repair or otherwise) on the remainder of the Building or those adjoining or neighbouring premises whether or not the light or air which may now or at any time during the Term be enjoyed by the Premises is affected or diminished

5.4.4	The operation of Section 62 of the Law of Property Act 1925 shall be excluded from this Lease and the Tenant will not during the Term acquire or become entitled to any easement or right over any adjoining or neighbouring premises including the Building and any easement exercised over any adjoining or neighbouring premises (except those expressly set out in the First Schedule) will he regarded as being by virtue of a determinable licence from the Landlord

5.5	Disputes

Any dispute between the Tenant or any occupier of the Premises and the occupiers of adjoining or neighbouring premises belonging to the Landlord (whether or not part of the Building) concerning any right or privilege in connection with the Premises or those adjoining or neighbouring premises or concerning any boundary structure or facility used in common shall be decided by the Landlord whose decision shall be binding on the Tenant

5.6	l995 Act

5.6.1	The provisions of this Lease are to be construed so as not to impose upon the Landlord the Tenant or any Guarantor any liability or restriction which is more onerous than that permitted by the 1995 Act and if any provision is held to be void or unenforceable in whole or in part that provision to that extent is to be deemed not to form part of this Lease but the validity and enforceability of the remainder that provision or of the Lease is not to be affected

5.6.2	For the purposes of the 1995 Act all the provisions of the Lease are to be construed independently so that if any individual provision is void or unenforceable it does not render void or unenforceable any of the other provisions of the Lease

5.7	Supplemental Agreements

5.7.1	Where under the provisions of this Lease the Landlord gives consent or licence or enters into any collateral or supplemental agreement with the Tenant (“a Supplemental Agreement”) the parties acknowledge that in so far as the Supplemental Agreement does not constitute a relevant variation for the purposes of Section 18 of the 1995 Act the Tenant must procure that any party who is a guarantor of the Tenant’s obligations under the Lease and is a Connected Party (as defined in subclause 5.7.2) joins in the Supplemental Agreement and that where the Supplemental Agreement is a relevant variation for the purposes of

Section 18 the Landlord may require that party to enter into the Supplemental Agreement as a condition of agreeing to it

5.7.2	In Subclause 5.7.1 above a Connected Party is a party which (in the case of a Tenant which is a company) is a director shareholder or fellow Group Company of the Tenant or (in the case of Tenant which comprises individuals carrying on business in partnership) a partner in the Tenant

5.8	Jurisdiction and proceedings

5.8.1	This Lease is governed by and is to be construed in all respects in accordance with the laws of England and Wales

5.8.2	Each of the parties submits to the non-exclusive jurisdiction of the Courts of England and Wales

5.8.3	The parties agree that any proceedings relating to the Lease are to be brought in the Courts of England and Wales and that any order of the Courts of England and Wales arising out of such proceedings is to be recognised and may be enforced in any court of foreign jurisdiction in the country or state in which any of the parties may be domiciled or resident

5.8.4	The Tenant and any guarantor of the Tenant waive any claim to immunity from proceedings or enforcement against any of its or their assets wherever they may be situated

5.8.5	For the purposes of the Contracts (Rights of Third Parties) Act 1999 the parties hereto hereby agree that they do not intend any terms of this Lease to be enforceable by any third party who but for that Act would not have been entitled to enforce such terms

5.9	Notices

5.9.1	Any notice under this Lease must be in writing

5.9.2	Any notice to the Tenant or Guarantor (if a corporation) may be served by leaving it addressed to the Tenant on the Premises or sending it by registered or recorded delivery post to or leaving it at its registered or principal office in the United Kingdom

5.9.3	Any notice to the Tenant or Guarantor (if an individual or individuals) may be served by leaving it addressed to the Tenant on the Premises or by sending it by registered or recorded delivery post to or leaving it addressed to the Tenant at his or their last known address in the United Kingdom

5.9.4	Any notice to the Landlord (if a corporation) may be served by sending it by registered or recorded delivery to its registered or principal office in the United Kingdom

5.9.5	Any notice sent by registered or recorded delivery post is deemed to have been duly served on the third day after the day of posting whenever and whether or not it was received

5.9.6	In proving service it will be sufficient to prove that the envelope containing the notice was duly addressed in accordance with this Clause 5.9 and left at or posted to the place to which it was so addressed

5.9.7	If the party to which the notice is addressed is more than one person notice given to any one person is notice to all

5.10	Representations

The Tenant acknowledges that it has not entered into this Lease in reliance wholly or partly on any representation or warranty made by or on behalf of the Landlord and the Landlord gives no title guarantee

5.11	Interpretation

In this Lease where the context allows:

5.11.1	“the Landlord” includes the person or persons for the time being entitled to the reversion immediately expectant upon the determination of the Term

5.11.2	“the Tenant” includes the person or persons in whom the Term is from time to time vested whether by assignment devolution in law or otherwise

5.11.3	where there are two or more persons included in the expression “the Landlord” “the Tenant” or “the Guarantor” for the time being such terms include the plural number and (a) obligations expressed or implied to be made by or with such party are deemed to be made by or with such persons jointly and severally (b) references to such party are to all such persons collectively and to each such person severally

5.11.4	words importing one gender include all other genders and words importing the singular include the plural and vice versa

5.11.5	the expression “the Term” means the term granted by this Lease

5.11.6	references to the last year of the Term includes the last year of the Term if it determines otherwise than by effluxion of time and to the end of the Term include any sooner determination of the Term

5.11.7	references to any right of the Landlord to have access to the Premises are to be construed as extending to all persons authorised by the Landlord (including agents professional advisers contractors workmen any superior landlord or management company and others)

5.11.8	any covenant by the Tenant not to do an act or thing includes an obligation not to permit or suffer such act or thing to be done and to use its best endeavours to prevent such act or thing being done by a third party

5.11.9	references to the act neglect or default of the Tenant include the act neglect or default of any undertenant or occupier of the Premises or any person in the Premises or the Building with its or their consent (express or implied)

5.11.10	references to this Lease include any document supplemental or collateral to it or entered into pursuant to its terms

5.11.11	any reference to a specific statute includes any statutory extension amendment modification consolidation or re-enactment of that statute and any statutory instruments regulations rules orders or directions made thereunder and any general reference to statute or statutes includes any statutory instruments regulations rules orders or directions made thereunder and any directives or other legislation of the European Community that is directly applicable to the United Kingdom

5.11.12	the table of contents and clause headings do not form part of this Lease and are not to be taken into account in its construction or interpretation

5.12	Determination

The Tenant may determine the Term at any time by giving to the Landlord not less than six months notice in writing to take effect at any time and the Tenant is to yield up the Premises with vacant possession at the date of expiry of the notice but without prejudice to any rights of action which either party has for breach of any of the provisions of this Lease

5.13	Exclusion of the 1954 Act

Having been authorised to do so by an Order of The Mayor’s & City of London County Court made on 11 December 2002 under the provisions of Section 38(4) of the 1954 Act the parties agree that the provisions of Sections 24 to 28 (inclusive) of the 1954 Act are excluded in relation to the tenancy created by this Lease

5.14	Exclusion of Rights to Compensation

Except where any statutory provision prohibits the Tenant’s rights to compensation being reduced or excluded by agreement the Tenant shall not be entitled to claim from the Landlord on quitting the Premises any compensation under the 1954 Act

6.	GUARANTOR’S COVENANT

The Guarantor at the request of the Tenant and in consideration of covenants with the Landlord as primary obligor that:

6.1	Guarantee

6.1.1	The Tenant will at all times during the Term (and during any period following the end of the Term when the Tenant is in occupation or possession of the Premises) pay the Annual Rent and other sums payable under the Lease and will duly perform all its obligations in this Lease whether after or before any disclaimer by a liquidator or trustee in bankruptcy

6.1.2	The Guarantor will at all times on demand pay and make good to the Landlord on demand all losses claims demands actions proceedings liabilities costs charges and expenses suffered by the Landlord by the non-payment of the Annual Rent or other sums or any part or by any breach of any of the provisions of the Lease by the Tenant

6.2	Disclaimer and Forfeiture

In addition to the obligations in Clause 6.1 if this Lease is disclaimed or the Term ends by forfeiture under Clause 5.1:

6.2.1	the Guarantor (or such one or more of the Guarantor as the Landlord requires) will if so required by the Landlord within a period of three months following the disclaimer or forfeiture take from the Landlord a lease of the Premises (prepared and completed at the expense of the Guarantor) for a term commencing on and taking effect from the date of disclaimer or forfeiture equal to the residue of the Term remaining unexpired at the date of disclaimer or forfeiture containing the same Landlord’s and Tenant’s covenants and the same provisos and conditions (including the proviso for reentry) as those contained in this Lease (subject to clause 6.2.2)

6.2.2	if the date of disclaimer or forfeiture is after a Rent Review Date in this Lease but before the Open Market Rent has been agreed or determined under Clause 7 the lease to be granted in accordance with clause 6.2.1 is to be for a term commencing on that Rent Review Date with provision for review of rent in accordance with clause 7 on that date so that the Annual Rent reserved by the lease is the higher of the Annual Rent which was payable immediately before that Rent Review Date and the Open Market Rent agreed or determined with provision for payment of any adjustment and interest from the Rent Review Date in accordance with clause 7.11 credit being given for any interim rent received by the Landlord under clause 7.11.1 of this Lease

6.2.3	if the Landlord does not require the Guarantor to take a lease in accordance with Sub-clause 6.2.1 the Guarantor will pay to the Landlord on demand an amount equal to the Annual Rent and other sums of a recurring nature which would have been payable under the Lease had it not been disclaimed or forfeit for the period commencing with the date of disclaimer or forfeiture and ending on the date twelve months after the date of disclaimer or forfeiture or (if earlier) the date on which the Premises are re-let

6.3	Rent Review and Supplemental Agreements

6.3.1	The Landlord and the Tenant are at liberty to review the Annual Rent in accordance with the provisions of this Lease without reference to the Guarantor and the obligations of the Guarantor shall apply to the Annual Rent as reviewed from time to time as much as to the Annual Rent payable at the commencement of the Term

6.3.2	Without prejudice to Sub-clause 6.3.1 the Guarantor will if so requested by the Landlord sign any memorandum recording the amount of Annual Rent agreed or determined which is prepared following any review of rent under this Lease

6.3.3	The Guarantor acknowledges that in the case of any Supplemental Agreement entered into between the Landlord and the Tenant (whether or not this constitutes a relevant variation for the purposes of Section 18 of the 1995 Act) where the Guarantor is a Connected Party the Landlord may require the Guarantor to be joined as party and the Guarantor agrees to enter into that documentation recording those arrangements in such form as the Landlord may properly require

6.4	No release of liability

The obligations of the Guarantor will continue to apply and will not be affected or released in whole or in part even if:

6.4.1	the Landlord grants any time or indulgence to the Tenant or fails to enforce payment of the Annual Rent or other sums due under this Lease or to enforce performance of the provisions of the Lease

6.4.2	any of the terms of this Lease or the rights of the Landlord against the Tenant are varied waived released or modified without the consent of the Guarantor

6.4.3	the liability of the Tenant or any other guarantor or other person is compounded discharged released waived or modified

6.4.4	the Tenant (if an individual) dies or (if a company) is dissolved

6.4.5	the Landlord refuses to accept rent from the Tenant following a breach of covenant by the Tenant

6.4.6	part of the Premises is surrendered except that the Guarantor will have no liability in relation to the surrendered part (except in so far as the Tenant has such liability) for any period following the date of surrender

6.5	Landlord’s prior claim

The Guarantor acknowledges that:

6.5.1	it waives any right it may have of first requiring the Landlord to proceed against or claim payment from the Tenant or any other person and subordinates any claim which it may have against the Tenant (whether now or in the future and whether in relation to payments made under this Clause 6 or otherwise) to any claims by the Landlord under this Lease

6.5.2	it is not entitled to participate in any security held by the Landlord relating to the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in relation to any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged

6.5.3	its obligations to the Landlord as primary obligor are not affected by any legal limitation immunity disability incapacity or other circumstances relating to the Tenant (whether or not known to the Landlord) and this guarantee is not discharged nor the Guarantor’s liability affected by the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant

7.	RENT REVIEW

7.1	The Annual Rent will be increased in accordance with this Clause 7

7.2	The expression “rent review date” means 29 September 2006

7.3	With effect from the rent review date the Annual Rent will be the greater of:

7.3.1	the Annual Rent payable immediately prior to that rent review date (or if payment has been suspended the Annual Rent which would have been payable had there been no suspension) and

7.3.2	the Open Market Rent (as defined in sub-clause 7.4) agreed or determined under the remaining provisions of this Clause 7

7.4	For the purposes of this Clause 7 the expression “the Open Market Rent” means the yearly rent at which the Premises might reasonably be expected to be let at the rent review date on the open market by a willing landlord to a willing tenant being the rent payable following the expiry of a rent free period of such length as would be negotiated in the open market

7.4.1	Upon the assumptions (if not the fact) that:

(a)	the Premises are vacant and have been fully fitted out and equipped to the requirements of a willing tenant and are available for immediate occupation and use and

(b)	the Premises are to let (as a whole (or at the option of the Landlord in parts)) at a rack rent (without premium or other capital payment payable by the Tenant) for a term of 7 1/2 years from the rent review date upon the terms of this Lease other than the amount of the Annual Rent (but including this Clause 7) and

(c)	the Premises may be used for any of the purposes specified in Class B1 of the Town and Country Planning (Use Classes) Order 1987 as at the date of this Lease

(d)	the Tenant has fully observed and performed the Tenant’s obligations under this Lease and

(e)	if the Premises or the Building have been destroyed or damaged they have been fully restored and

(f)	no work has been carried out to the Premises which has or will diminish the rental value

(g)	the Tenant is and tenants in the market generally are registered for VAT and will be able to set off in full by way of input tax any VAT payable on any payment of rent against the output tax payable by him or them and

(h)	the Tenant has had the benefit of any rent free period capital payment or other inducement which would in the open market be granted to a tenant

7.4.2	But disregarding

(a)	any effect on rent of the fact that the Tenant or any undertenant or their predecessors in title may have been in occupation of the Premises and

(b)	any goodwill attached to the Premises by reason of any trade or business carried on there by the Tenant or any undertenant or their predecessors in title in their businesses and

(c)	any effect on rent of any improvements to the Premises carried out by the Tenant during the Term other than in pursuance of an obligation to the Landlord to the extent only that such improvements have been carried out without cost to the Landlord or its predecessors in title but in making this disregard no allowance will be made for loss of use during any hypothetical period while the improvement is carried out

(d)	any effect on rent of any statute for the time being in force which imposes a limitation in relation to the review of rent and/or the collection of any increased rent (“rent restrictions”)

(e)	any temporary adverse effect on rent of building or associated work being carried out on adjoining or neighbouring premises whether or not part of the Building

(f)	the amount of loss of rent cover effected by the Landlord under Clause 4.2

7.5	The Landlord and the Tenant may agree the amount of the Open Market Rent at any time but if it has not been agreed by the rent review date the Landlord or the Tenant may at any time thereafter require the Open Market Rent to be determined by an independent Chartered Surveyor experienced in the letting and valuation of office premises (“the Surveyor”)

7.6	The Surveyor may be appointed by agreement between the Landlord and the Tenant but in default of such agreement within a period of one month is to be appointed on the application of either party (who must notify the other party of that application) by the President or other chief officer or acting chief officer for the time being of the Royal Institution of Chartered Surveyors (“the President”) BUT if for any reason the President is unable or unwilling to make that appointment then by a senior officer of that institution or another professional body of surveyors which the Landlord designates and any reference to the President includes a reference to such chief officer or acting chief officer or other officer

7.7	Notice of the Surveyor’s appointment is to be given by the Surveyor to the Landlord and Tenant

7.8	The Surveyor agreed or appointed is to act as an arbitrator under the provisions of the Arbitration Act 1996 and the parties agree that:-

7.8.1	the Surveyor may not himself take the initiative in ascertaining the facts and the law

7.8.2	the Surveyor has the power given by section 39 to make orders on a provisional basis

7.8.3	the award is to be delivered to both parties and the date on which any award is made for the purposes of section 54 is the date of delivery to the last of the parties if this is later than the date upon which the award is signed by the Surveyor

7.8.4	the Surveyor may not direct that the recoverable costs of the arbitration or any part of the arbitral proceedings are limited to a specified amount

7.8.5	any payment by one party of the fees of the Surveyor so as to secure delivery of any award is without prejudice to Clause 7.10 and the party making payment is entitled to recovery from the other of any amount paid by it for which the other party is liable in accordance with Clause 7.10

7.9	If the Surveyor is removed by the Court relinquishes his appointment or dies or if it becomes apparent that for any reason he will be unable to complete his duties the Landlord or the Tenant may apply to the President in accordance with Clause 7.6 for a substitute to be appointed in his place which procedure may be repeated as many times as necessary

7.10	The fees of the Surveyor shall be payable by the Landlord and the Tenant in such proportions as the Surveyor determines

7.11	If the amount of the Annual Rent has not been agreed or determined by the rent review date:-

7.11.1	the Tenant must pay to the Landlord on account an interim rent at a rate equal to the Annual Rent payable immediately preceding the rent review date and

7.11.2	when the amount of the Annual Rent has been agreed or determined the Tenant must make any necessary adjustment by paying to the Landlord within 14 days of agreement or determination (as the case may be) an amount equal to the aggregate of the sums by which each quarterly instalment of the Annual Rent would have exceeded each instalment of interim rent had the Annual Rent been agreed or determined by the rent review date together with interest at the base rate for the time being of National Westminster Bank Plc (or the base rate for the time being of such other London Clearing Bank as the Landlord designates for the purpose) or if there is no such base rate then such other comparable rate of interest specified by the Landlord from time to time

7.12	If rent restrictions prevent or prohibit the Landlord (whether in whole or in part) from exercising its rights under this Clause and/or obtaining an increase in the rent on the relevant rent review date (increase in this context meaning such increase as would be obtainable disregarding the rent restrictions) the date at which the rent review would otherwise have taken effect shall be extended to permit and require the rent review to take place on the first day upon which this right may be exercised and/or increase obtained in whole or in part and when in part on so many occasions as is necessary to obtain the whole increase notwithstanding that the rent may have been increased in part on or since the last rent review date PROVIDED ALWAYS that the provisions of this Clause 7.12 shall not prejudice the right of the Landlord to review the Annual Rent on the relevant rent review date

7.13	A Memorandum of the amount of the Annual Rent as and when agreed or determined from time to time shall be signed by or on behalf of the Landlord and the Tenant and attached to the Lease and Counterpart

7.14	Time is not of the essence with regard to any of the periods of time referred to in this Clause 7

8.	It is hereby certified that there is no Agreement for Lease to which this Lease gives effect

THIS LEASE has been executed as a Deed and delivered on the day on which it has been dated

THE FIRST SCHEDULE

PART 1

The Premises

1.	The Premises include:-

1.1	The internal plaster tile and other surface finishes and internal plaster work of (i) the walls in or bounding the Premises and (ii) all columns

1.2	the glass and frames of all doors windows and roof lights

1.3	the internal non structural walls and partitions lying within the Premises

1.4	the ceilings plastered coverings or other surface finishes of the Premises up to the underside of the joists or other structures to which the ceilings are fixed including for the avoidance of doubt the suspended ceilings which shall comprise the ceiling tiles and the complete suspension system

1.5	the screeding above the concrete structure of the floors and the trunking set into the screeding and the steel plates covering the trunking including all carpets and coverings of the floor surfaces

1.6	any steps lying within the boundaries of the Premises

1.7	all Conduits which serve the Premises exclusively

1.8	any terraces and balustrades serving only the Premises

1.9	all gas electrical mechanical and water and sanitary apparatus belonging exclusively to the Premises and all other fixtures and fittings in the Premises (other than tenants fixtures and fittings) not excluded by Paragraph 2

2.	The Premises do not include:-

2.1	any part of the Building (other than any matters expressly included by Paragraph 1) lying above the underside of the joists floor slab or structures to which the ceilings are fixed or below the upper surfaces of the joists floor slab or structures to which the floor screeding / trunking is laid

2.2	any of the main timbers and joists and other load bearing parts of the Building or any of the external or structural walls or load bearing columns in the Building except those surface finishes and coverings staircases windows and doors expressly included by Paragraph 1

2.3	any Conduits in the Building which do not serve the Premises exclusively

2.4	concrete floor slabs of any terraces

3.	Any internal non structural walls separating the Premises from the remainder of the Building are party walls severed vertically

PART 2

Rights granted to the Tenant

1.	The right of free passage and running of water soil gas electricity telecommunications and other services from and to the Premises by and through the Conduits in or under or upon the remainder of the Building or the Estate such right to be so far as necessary for the enjoyment of the Premises and in common with the Landlord and all others so authorised by the Landlord and all others entitled thereto and subject to the exceptions and reservations contained in Part 3 of the First Schedule

2.	The right in common with the Landlord and all others so authorised by the Landlord and with other tenants of Letting Units to use:-

(a)	such of the Common Parts of the Building as are necessary to obtain access to and egress from the Premises

(b)	such of the male and female lavatories and water closets of the Building as may from time to time be allocated by the Landlord for the use of the Tenant (whether or not in common)

(c)	for the purposes only of gaining access on foot to and egress from the Building (and so far as the Landlord can grant the same) the footpaths courtyards and emergency escapes within the Estate

(d)	(in so far as the Landlord can grant the same) for the purposes only of gaining access to and egress from the Building with or without vehicles the estate roads within the Estate

PART 3

Rights Reserved to the Landlord

EXCEPTING AND RESERVING to the Landlord and the persons deriving title under it:-

1.	The free passage of water soil gas electricity telecommunications and other services from the remainder of the Building and any adjoining or neighbouring premises through the Conduits constructed for such purpose now or at any time running through or under the Premises

2.	The right at all reasonable times to enter the Premises subject to giving reasonable previous notice (except in emergency) for the purpose of:

2.1	complying with statutory requirements inspecting carrying out repairs in or upon the Premises or repairing or altering the remainder of the Building or any adjoining or neighbouring premises

2.2	inspecting laying connecting cleansing emptying repairing renewing altering or improving any Conduits in the Premises or the remainder of the Building and any adjoining or neighbouring premises

2.3	constructing any building or structure on any other part of the Building and/or any adjoining or neighbouring premises

2.4	performing the obligations of the Landlord in this Lease or the lease of any other part of the Building the Landlord or other persons entering exercising such rights in a reasonable manner and making good all damage to the Premises

3.	The right at any time to build on rebuild or alter any parts of the remainder of the Building or any adjoining or neighbouring premises within the Estate according to such plans (whether as to height extent or otherwise) and in such manner as the Landlord decides even though this may interfere with the access of light or air to the Premises but not so that the Premises are made incapable of beneficial use

4.	The right to use the remainder of the Building or any adjoining or neighbouring premises within the Estate for any purpose whatsoever and without imposing upon the Building or any adjoining or neighbouring premises any restrictions or conditions similar to those imposed upon the Tenant

5.	The right to erect scaffolding for the purpose of repairing maintaining cleansing or altering the Building or any adjoining or neighbouring premises even though this may temporarily interfere with the access to or the use and enjoyment of the Premises

6.	All rights of light air support protection and shelter and all other easements and rights now or after the date of this Lease belonging to or enjoyed by any parts of the Building or any adjoining or neighbouring premises (but without prejudice to those expressly granted to the Tenant in Part 2 of this Schedule)

PART 4

The entries in the Property and Charges Register of Title Number EGL 318781

PART 5

The Lease of the Building dated 7 December 1993 made between (1) St Katharine By The Tower Limited (2) Clipper Investments Limited (3) Enfranchise 146 Limited

THE SECOND SCHEDULE

The Service Charge

PART 1

1.	Certificate of Service Charge

1.1	The amount of the Service Charge must be ascertained and certified annually by a certificate (“the Certificate”) signed by or on behalf of the Landlord or by its surveyors or accountants as soon after the end of the financial year as may be practicable

1.2	The expression “the financial year” means the period from 1st January to 31st December (both days inclusive) or such other annual period as the Landlord in its discretion from time to time determines as being that for which the accounts of the Landlord either generally or relating to the Building are made up

1.3	A copy of the Certificate for each such financial year must be supplied by the Landlord to the Tenant

1.4	The Certificate must contain a fair summary of the Building Expenses during the financial year to which it relates and the Certificate (or a duly certified copy) will be conclusive evidence of the matters which it purports to certify other than as regards manifest errors

1.5	For the purpose of this Schedule the expression “the Building Expenses” means the total costs fees expenses and outgoings properly incurred by the Landlord relating to the services referred to in Part 2 of this Schedule (“the services”)

together with any provision for anticipated expenditure for the future provision of any of the items referred to in Part 2 which the Landlord in its discretion considers appropriate

1.6	For the purpose of this Schedule the expression “the Site Service Charge” means the aggregate of the costs fees expenses and outgoings properly incurred by the Landlord relating to the services referred to in Part 3 of this Schedule together with any provision for anticipated expenditure for the future provisions of any of the items referred to in Part 3 which the Landlord in its discretion considers appropriate

2.	Tenant’s share of Service Charge

2.1	The amount of Service Charge payable by the Tenant will be a fair and proper proportion of the Building Expenses having regard to:

2.1.1	The net internal floor area of the Premises in comparison with the net internal floor area of the Building

2.1.2	The number of Letting Units comprised in the Building

2.1.3	The extent to which the Services referred to in Part 2 of this Schedule (other than the Site Service Charge) are supplied to the various Letting Units in the Building

3.	Advance Payment

3.1	The Tenant must pay to the Landlord a reasonable sum to be notified by the Landlord on account of the Service Charge for the period to 31st December next by quarterly instalments on the Rent Payment Days the first payment being made on the date of this Lease

3.2	Thereafter the Tenant must pay such sum (“the advance payment”) on account of the Service Charge for each subsequent financial year as the Landlord acting reasonably from time to time specifies at its discretion to be fair and reasonable

3.3	The advance payment must be paid to the Landlord in advance by equal quarterly instalments on the Rent Payment Days

4.	Balancing Payment

As soon as practicable after the end of each financial year the Landlord must give to the Tenant a statement of the Service Charge payable by the Tenant for that year together with a copy of the Certificate due credit being given in such statement for the advance payment made by the Tenant and the Tenant must within 14 days pay to the Landlord the Service Charge or any balance found payable or there shall be allowed by the Landlord to the Tenant any amount which may have been overpaid by the Tenant by way of advance payment as the case may require PROVIDED ALWAYS:-

4.1	That the Service Charge is to be duly apportioned for the period from the Term Commencement Date to the ensuing 31st December

4.2	That any omission by the Landlord to include in the Building Expenses or the Certificate for any financial year a sum expended or a liability incurred in that year shall not prevent the Landlord from including such sum or the amount of such liability in the Building Expenses or the Certificate in any subsequent financial year

4.3	If the Landlord carries out major works of repair or maintenance or decoration or replaces major items of plant or machinery it may:-

4.3.1	at its discretion apportion the amount of the relevant expenditure over more than one service charge financial year and

4.3.2	include in the Service Charge interest at a reasonable market rate on the part of the expenditure to be recovered in later financial years (save where the charges have been incurred by the Landlord’s failure to act properly and promptly in connection with the collection of service charge from other tenants of the Building

4.4	That the provisions of this Schedule will continue to apply notwithstanding the end of the Term but only for the period expiring at the end of the Term

PART 2

The Building Expenses

1.	The maintenance repair renewal replacement rebuilding redecoration cleaning and (where appropriate) lighting and heating of the Retained Property

2.	The provision maintenance repair and replacement of all receptacles tools appliances materials and other things which the Landlord reasonably considers necessary or desirable for the general management security maintenance upkeep or cleanliness of the Retained Property

3.	The cost of providing inspecting servicing maintaining repairing overhauling and replacing all electrical and mechanical equipment and other apparatus plant and machinery in the Retained Property

4.	The provision maintenance repair and replacement of all planting landscaping furniture signs notices fixtures fittings and furnishings in the Common Parts of the Building which the Landlord in its discretion considers appropriate

5.	The cost of supply of all electricity gas oil fuel or other power for all purposes in connection with the Retained Property

6.	The cost of complying with the obligations contained in Clause 4.4 of this Lease

7.	All refuse disposal costs relating to the Building not the responsibility of an individual Tenant

8.	The cost of insuring the Building including:-

8.1	insurance effected in accordance with Clause 4.2 of this Lease (where this is not recovered directly from an individual tenant) together with any insurance effected against loss of Service Charge

8.2	insurance effected in relation to any fixtures fittings furnishings machinery or equipment in the Retained Property

8.3	the cost of obtaining or carrying out valuations or revaluations of the Building for insurance purposes

9.	Any general or business rates or water rates taxes duties outgoings and impositions imposed or payable on or relating to the Building which are not the liability of any individual tenant

10.	The employment of a porter or other caretaking or security staff and other staff (whether or not such staff are employed directly by the Landlord) for the Building including (but without limitation):

10.1	wages national insurance pension contributions compensation payments uniform working clothes and expenses wholly and exclusively incurred in connection with such employment and

10.2	all costs incurred in connection with the provision of accommodation including:

10.2.1	notional rent

10.2.2	insurance general and business rates and water rates

10.2.3	electricity heating lighting and telephone costs

10.3	the cost or notional rent applicable to any car parking spaces (whether inside or outside the Building) provided for such staff

11.	All costs relating to the safety and security of the Building (which the Landlord acting reasonably considers necessary or desirable and are not the responsibility of an individual tenant) together with the provision maintenance repair replacement and cleaning of any equipment provided for that purpose (including without prejudice to the generality of the foregoing):-

11.1	any television cameras and monitors automatic door entry or other security systems

11.2	any burglar alarm systems

11.3	any fire escapes fire fighting equipment and alarm systems

12.	The amount which the Landlord shall properly be required to pay as a contribution towards the expense of making repairing maintaining rebuilding and cleaning anything used by the Building in common with other adjoining or neighbouring premises including Conduits roads ways pavements walls fences and structures

13.	Any expenses incurred by the Landlord in or in connection with complying with the provisions of any statute in force or now or at any time during the Term affecting the Building

14.	Any other costs and expenses properly and reasonably incurred by the Landlord and their surveyors or managing agents in connection with the general supervision management provision of other services and amenities and maintenance of the Building not otherwise specifically mentioned in this part of this Schedule

15.	A reasonable and proper proportion of the Site Service Charge

16.	VAT chargeable on any of the Building Expenses to the extent that this is not otherwise recoverable by the Landlord

17.	The proper fees and expenses of the Landlord’s surveyors managing agents or other professional advisors incurred in connection with the management of the Building and the matters referred to in this Schedule not recoverable from any individual tenant together with (where the Landlord does not retain managing agents for the Building) a sum equal to 10% of the Building Expenses other than this paragraph 17

PART 3

The Site Service Charge

1.	The maintenance repair renewal replacement rebuilding redecoration cleaning and (where appropriate) lighting and heating of the Estate

2.	The provision maintenance repair and replacement of all receptacles tools appliances materials and other things which the Landlord or any superior landlord reasonably considers necessary or desirable for the general management security maintenance upkeep or cleanliness of the Estate

3.	The cost of providing inspecting operating servicing maintaining repairing overhauling and replacing all electrical and mechanical equipment and other apparatus in the Estate

4.	The provision maintenance repair and replacement of all planting landscaping furniture signs notices fixtures fittings and furnishings in the Estate which the Landlord in its discretion considers appropriate

5.	The cast of supply of all electricity gas oil fuel or other power for all purposes in connection with the Estate

6.	All refuse disposal costs relating to the Estate not the responsibility of an individual tenant

7.	The cost of insuring the Estate including:-

7.1	insurance cover against the same risks as those referred to in Clause 4.2 of this Lease (where this is not recovered directly from an individual tenant) together with any insurance effected against loss of Service Charge

7.2	insurance effected in relation to any fixtures fittings furnishings machinery or equipment in the Estate

7.3	the cost of obtaining or carrying out valuations or revaluations of the Estate for insurance purposes

8.	Any general or business rates or water rates taxes duties outgoings and impositions imposed or payable on or relating to the Estate which are not the liability of any individual tenant

9.	The employment of a porter or other caretaking or security staff a lockkeeper and other staff (whether or not such staff are employed directly by the Landlord or any superior landlord) for the Estate including (but without limitation):

9.1	wages national insurance pension contributions compensation payments uniform working clothes and expenses wholly and exclusively incurred in connection with such employment and

9.2	all costs incurred in connection with the provision of accommodation including:

9.2.1	notional rent

9.2.2	insurance general and business rates and water rates

9.2.3	electricity heating lighting and telephone costs

9.3	the cost or notional rent applicable to any car parking spaces (whether inside or outside the Estate) provided for such staff

10.	All costs relating to the safety and security of the Estate (which the Landlord or any superior landlord acting reasonably considers necessary or desirable and are not the responsibility of an individual tenant) together with the provision maintenance repair replacement and cleaning of any equipment provided for that purpose (including without prejudice to the generality of the foregoing):-

10.1	any television cameras and monitors automatic door entry or other security systems

10.2	any burglar alarm systems

10.3	any fire escapes fire fighting equipment and alarm systems

11.	The amount which any superior landlord or the Landlord shall properly be required to pay as a contribution towards the expense of making repairing maintaining rebuilding and cleaning anything used by the Estate in common with other adjoining or neighbouring premises including Conduits roads ways pavements walls fences and structures

12.	Any expenses incurred by any superior landlord or the Landlord in or in connection with complying with the provisions of any statute in force or now or at any time during the Term affecting the Estate

13.	Any other costs and expenses properly and reasonably incurred by any superior landlord or the Landlord and their surveyors or managing agents in connection with the general supervision management and maintenance of the Estate not otherwise specifically mentioned in this part of this Schedule

14.	VAT chargeable on the Site Service Charge to the extent that this is not otherwise recoverable by the Landlord

15.	The proper fees and expenses of any superior landlord or the Landlord’s surveyors managing agents or other professional advisors incurred in connection with the management of the Estate and the matters referred to in this Schedule not recoverable from any individual tenant together with (where the Landlord does not retain managing agents for the Estate) a sum equal to 10% of the Site Service Charge other than this paragraph 15

THE THIRD SCHEDULE

Regulations

1.	Vehicular obstruction

Not wilfully to obstruct the movement of vehicles in the Estate

2.	Parking

No vehicles to be parked in the Estate for longer than reasonably necessary for the purposes of loading and unloading and in any event no vehicles to remain overnight

3.	Cleaning

No mat brush or mop to be shaken or anything thrown outside the Premises

4.	Windows

Not to open the windows at the Premises

5.	Blinds

There are to be no blinds or curtains put up in the windows of the Premises without the previous written approval of the Landlord such approval not to be unreasonably withheld or delayed

6.	Security Services

To comply with all reasonable requirements of the Landlord’s security services

7.	Office cleaning

Not to have office cleaners at the Premises except between the hours of midnight and 8 a.m. on normal business days

8.	Common Parts of the Building

Not to permit employees of the Tenant to loiter in the Common Parts of the Building or outside the entrances of the Building for smoking breaks

EXECUTED as a Deed by INTER ONE
LIMITED by the affixing of its	)
Common Seal in the presence of:-)

Director

Secretary

EXECUTED as a Deed by INTER TWO	)
LIMITED by the affixing of its	)
Common Seal in the presence of:-)

Director

Secretary

EXECUTED as a Deed by	)	[SEAL]
THE INTERNATIONAL PETROLEUM	)
EXCHANGE OF LONDON LIMITED	)
by the affixing of its Common	)
Seal in the presence of:-

Director

Secretary